-PRESS RELEASE-

October 21, 2003                                            W. H. Hardman, Jr
Greenville, South Carolina                                  (864)255-4127

                    DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES
                        FIRST QUARTER FISCAL 2004 RESULTS

         Delta Woodside Industries, Inc. (NYSE-DLW) reported net sales of $42.6 million for the quarter ended September 27, 2003, a decrease of 7.8% when compared to net sales of $46.2 million for the quarter ended September 28, 2002. The decrease was the result of a decrease in unit sales partially offset by a 1.4% increase in average sales price. Unit sales declined because customer demand declined, primarily as a result of weak retail sales. Also contributing to the decline was continued pressure from imports coupled with over capacity of domestic textile production. Product mix changes accounted for the increase in average sales price.

         The Company reported an operating loss of $1.9 million for the quarter ended September 27, 2003 compared to an operating profit of $3.1 million in the prior year quarter. The Company reported a net loss of $3.1 million or $0.53 per common share for the quarter ended September 27, 2003 compared to net income of $1.4 million or $0.24 per common share for the quarter ended September 28, 2002. The operating loss for the current year quarter was principally the result of unabsorbed manufacturing costs associated with reduced running schedules brought on by reduced customer demand. Increased employee benefit costs in the first quarter also contributed to the operating loss.

         There was no income tax impact for the current year quarter due to the requirement, previously announced on September 26, 2003, for a tax valuation allowance that reduced the Company's net deferred tax assets to zero as of the fiscal year ended June 28, 2003 and will similarly reduce it for subsequent periods. For the prior year quarter, the Company recorded a tax expense of $0.9 million.

         As a result of the operating loss in the current year first quarter, the Company's operating subsidiary Delta Mills, Inc. was not in compliance with the financial covenants of its $50 million revolving credit agreement with GMAC at the end of the first quarter of fiscal 2004. As reported on September 26, 2003, Delta Mills has already obtained a waiver of compliance with these covenants from GMAC for the first quarter of fiscal 2004. Management is currently in discussions with GMAC with respect to amending these covenants or extending the waiver.

         W.F. Garrett, President and CEO, commented, "The order flow on our books did not happen as planned due to unexpectedly slow retail late in the first quarter. Slow retail continued early in the second quarter, but recently, retail has improved and inventories throughout the supply chain should be corrected."

         The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

         The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

         Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,600 people, operates five plants located in South Carolina.
                                       ###


CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                   September 27, 2003   June 28, 2003
                                                   -----------------    -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                $    785         $    781
  Accounts receivable:
     Factor and other                                        37,736           44,628
     Less allowances for doubtful
        accounts and returns                                      3              180
                                                   -----------------    -------------
                                                             37,733           44,448
  Inventories
     Finished goods                                           6,867            7,711
     Work in process                                         23,206           25,765
     Raw materials and supplies                              11,795           10,659
                                                   -----------------    -------------
                                                             41,868           44,135

  Deferred income taxes                                         716              955
  Other assets                                                  262              519
                                                   -----------------    -------------
                    TOTAL CURRENT ASSETS                     81,364           90,838

ASSETS HELD FOR SALE                                          3,948            3,948

PROPERTY, PLANT AND EQUIPMENT, at cost                      158,652          157,400
     Less accumulated depreciation                           92,769           90,619
                                                   -----------------    -------------
                                                             65,883           66,781

DEFERRED LOAN COSTS AND OTHER ASSETS                            475              503

                                                   -----------------    -------------
                                                          $ 151,670        $ 162,070
                                                   =================    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable                                  $   9,761        $  14,217
  Revolver                                                   23,023           24,856
  Accrued employee compensation                               1,242            1,414
  Accrued and sundry liabilities                              9,404           10,303
                                                   -----------------    -------------
                    TOTAL CURRENT LIABILITIES                43,430           50,790
LONG-TERM DEBT                                               31,941           31,941
DEFERRED COMPENSATION                                         7,775            7,578
NON-CURRENT DEFERRED INCOME TAXES                               716              955
SHAREHOLDERS' EQUITY
  Common Stock -- par value $.01 a share -- authorized
50,000,000 shares, issued and outstanding 5,885,000 shares
at September 27, 2003 and 5,862,000 at June 28, 2003             59               59

  Additional paid-in capital                                 87,012           86,869
  Retained earnings (accumulated deficit)                   (19,263)         (16,122)
                                                   -----------------    -------------
                                                             67,808           70,806
COMMITMENTS AND CONTINGENCIES
                                                   -----------------    -------------
                                                          $ 151,670        $ 162,070
                                                   =================    =============


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands, except per share data)                3 Mths Ended            3 Mths Ended
                                                  September 27, 2003      September 28, 2002
                                                  --------------------    --------------------

Net sales                                                    $ 42,581                $ 46,179

Cost of goods sold                                             41,962                  40,634
                                                  --------------------    --------------------
Gross profit                                                      619                   5,545
Selling, general and administrative expenses                    2,843                   2,905
Other income                                                      290                     465
                                                  --------------------    --------------------
  OPERATING PROFIT (LOSS)                                      (1,934)                  3,105
Other (expense) income:
  Interest expense                                             (1,207)                 (1,531)
  Gain on extinguishment of debt                                                          738
                                                  --------------------    --------------------
                                                               (1,207)                   (793)
                                                  --------------------    --------------------

 INCOME(LOSS) BEFORE INCOME TAXES                              (3,141)                  2,312
Income tax expense                                                                        890
                                                  --------------------    --------------------

NET INCOME (LOSS)                                            $ (3,141)                $ 1,422
                                                  ====================    ====================

Basic and diluted earnings (loss) per share                  $  (0.53)                $  0.24
                                                  ====================    ====================

Weighted average shares outstanding                             5,892                   5,861
                                                  ====================    ====================




CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                      3 Mths Ended                 3 Mths Ended
                                                   September 27, 2003           September 28, 2002
                                                 -----------------------      ------------------------

OPERATING ACTIVITIES
  Net income (loss)                                            $ (3,141)                      $ 1,422
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation                                                 2,198                         2,289
     Amortization                                                    28                            34
     Gain on early retirement of debt                                                            (738)
     Gains on disposition of property
        and equipment                                              (253)                         (433)
     Change in deferred income taxes                                                              831
     Deferred compensation                                          197                          (278)
     Changes in operating assets and liabilities                  3,881                         2,315
                                                 -----------------------      ------------------------

           NET CASH PROVIDED BY
                 OPERATING ACTIVITIES                             2,910                         5,442
                                                 -----------------------      ------------------------

INVESTING ACTIVITIES
  Property, plant and equipment:
     Purchases                                                   (1,355)                       (1,306)
     Proceeds of dispositions                                       308                           743
                                                 -----------------------      ------------------------
           NET CASH USED IN
                 INVESTING ACTIVITIES                            (1,047)                         (563)
                                                 -----------------------      ------------------------


FINANCING ACTIVITIES
  Proceeds from revolving lines of credit                        47,435                        48,900
  Repayments on revolving lines of credit                       (49,268)                      (52,511)
  Repurchase and retirement of long term debt                                                    (815)
  Repurchase common stock                                           (26)
                                                 -----------------------      ------------------------
           NET CASH USED IN
                 FINANCING ACTIVITIES                            (1,859)                       (4,426)
                                                 -----------------------      ------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                 4                           453


Cash and cash equivalents at beginning of period                    781                           314
                                                 -----------------------      ------------------------

           CASH AND CASH EQUIVALENTS
                  AT END OF PERIOD                                $ 785                         $ 767
                                                 =======================      ========================



